Exhibit 10.13

Sales Contract

Supplier：Galle Manya Technology Limited

Client：

Date：

NO：

In accordance with the relevant provisions of the Civil Code of the People’s Republic of China, after equal and friendly negotiations between Supplier and Client, the following agreement has been reached for both parties to abide by.

1.Purchasing object: Client purchases the following products from Supplier：

No.	Product	Specifications and models	Unit	Quantity	Unit price (RMB)	Total amount (RMB)	Remarks
1
Total

2. Quality requirements, technical standards, conditions and deadlines for Client to be responsible for quality: The quality and technical standards of items are strictly implemented in accordance with the tax standards stipulated in national laws and regulations. The goods are guaranteed to be brand new, original and authentic and comply with factory standards. Client shall provide warranty and other free services in accordance with the manufacturer’s warranty regulations and the service commitments in the product description. If any loss is caused to Supplier or any third party due to product quality problems, Client shall be compensated.

3. Delivery method and cost: Pick up by Client, the freight will be borne by Client.

4. Payment and settlement method: Wire transfer to Supplier’s designated account.

5. Acceptance standards and methods: Acceptance shall be in accordance with Article 2, and there shall be product certificate (or quality certificate), instructions for use, warranty certificate, special value-added tax invoice and other required documents.

6. Invoice type: Special value-added tax invoice

7. Liability for breach of contract Supplier’s liability for breach of contract: If Client mistakenly delivers the goods to the wrong arrival location, receiving unit and consignee due to Supplier’s fault, Supplier shall bear the risk of damage and loss of the goods during the wrong delivery period, and at the same time take immediate remedial measures and bear the responsibility for the consequences. All costs incurred. Client’s liability for breach of contract: Due to Client’s own reasons, Client sends the goods to the wrong arrival location, receiving unit and consignee. Client shall bear the risk of damage and loss during the wrong delivery period, take remedial measures immediately, and bear all costs incurred thereby.

8. Methods for resolving contract disputes: According to the Civil Code of the People’s Republic of China, the two parties shall negotiate to resolve the dispute. If the dispute cannot be resolved through negotiation, both parties agree to submit it to the people’s court with jurisdiction where Supplier is located for adjudication.

9. This contract is made in two copies and takes effect from the date of signature (sealing) by both parties. Supplier and Client each hold one copy, which has the same legal effect. The fax or scanned copy of this contract has the same legal effect as the original contract. For matters not covered in this contract, the two parties can negotiate amicably to reach a supplementary contract, which will take effect only after being signed and sealed by both parties. The supplementary contract has the same effect as this contract.

Supplier:	Client：
Bank of deposit:	Bank of deposit:
Bank Account:	Bank Account:
Tax Registration Number:	Tax Registration Number：
Phone Number:	Phone Number:
Address:	Address: